Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REVEL AC, INC.

Revel AC, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1) The name of the Corporation is Revel AC, Inc. The Corporation was originally incorporated under the name Revel AC, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 7, 2011.

(2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation in its entirety.

(4) The text of the Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety as follows:

FIRST: The name of the Corporation is Revel AC, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:

(1) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 305,000,000 shares of capital stock (“Capital Stock”), consisting of (a) 300,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and (b) 5,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

(2) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(a) Voting. Each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote in person or by proxy for each share of the Common Stock entitled to vote thereat held by such stockholder.

(b) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

(c) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d) Limited Preemptive Rights. Other than as set forth and in accordance with the provisions of the Securityholders’ Agreement, dated February 17, 2011 (the “Securityholders’ Agreement”), the holders of Common Stock shall have no preemptive rights under the DGCL or this Amended and Restated Certificate of Incorporation to subscribe for any shares of any class of Capital Stock or rights, options, warrants or other securities convertible into or exchangeable or exercisable for Capital Stock, whether now or hereafter authorized.

(3) Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) Number of Directors. The Board of Directors shall consist of not less than one (1) or more than five (5) members, the exact number of which shall be fixed, from time to time, exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and subject to the rights of the holders of Preferred Stock, if any, the exact number may be increased or decreased (but not to less than one (1) or more than five (5)).

(3) Staggered Board. The Board of Directors shall be divided into three classes, designated Classes I, II and III, the number of directorships in each of which Classes shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the members of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors constituting the Board of Directors. The term of the initial Class I Directors shall terminate on the date of the 2012 annual meeting; the term of the initial Class II Directors shall terminate on the date of the 2013 annual meeting; and the term of the initial Class III Directors shall terminate on the date of the 2014 annual meeting. At each succeeding annual meeting of stockholders beginning in 2012, successors to the class of Directors whose term expires at that annual meeting shall be elected to a three-year term. If the number of Directors is changed, any increases or decreases shall be apportioned among the Classes so as to attain or maintain in each Class a number of directors as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(4) Election and Term. Except as otherwise provided by law or in Section 5 of this Article FIFTH, directors shall be elected at the annual meeting of the stockholders by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Such election shall be by written ballot. A director shall hold office until the annual meeting for the calendar year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

(5) Removal and Vacancies. Except as otherwise required by law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause, and only by affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of Capital Stock that are entitled to vote generally in the election of directors (the “Voting Shares”). The vacancy in the Board of Directors caused by any such removal shall be filled by the stockholders at such meeting or, if not so filled, by the Board of Directors as provided in the succeeding sentence. Unless otherwise provided by law or this Amended and Restated Certificate of Incorporation, and subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from any newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(6) Miscellaneous

(a) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH, unless expressly provided by such terms.

(b) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the

Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

NINTH:

(1) Meeting of Stockholders. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation. Unless otherwise required by law or the terms of any resolution or resolutions adopted by the Board of Directors providing for the issuance of a class or series of Preferred Stock, special meetings of stockholders, for any purpose or purposes, may be called by either the (a) Chairman of the Board of Directors, if there be one or (b) the Chief Executive Officer, and shall be called by the Chief Executive Officer at the request in writing made pursuant to a resolution of (i) a majority of the members of the Board of Directors or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. If, and for so long as, the Management Stockholders, collectively, beneficially own at least fifty percent (50%) of the then issued and outstanding Voting Shares, then any authorized officer may call a special meeting at the request in writing of the stockholders holding a majority of the voting power of the then issued and outstanding Voting Shares. Such requests shall state the purpose or purposes of the proposed meeting. At any time after the Management Stockholders cease, collectively, to beneficially own at least fifty percent (50%) of the then issued and outstanding Voting Shares, then the ability of the stockholders to call or cause a special meeting of stockholders to be called is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

(2) Action by Written Consent. If, and for so long as, the Management Stockholders, collectively, beneficially own at least fifty percent (50%) of the then issued and outstanding Voting Shares, any action required or permitted by the DGCL to be taken at a stockholders’ meeting may be taken without a meeting and without prior notice if the action is taken by the written consent of stockholders who would be entitled to vote at a meeting of holders of outstanding shares and who have voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all stockholders entitled to vote thereon were present and voted. At any time after the Management Stockholders cease, collectively, to beneficially own at least fifty percent (50%) of the then issued and outstanding Voting Shares, then no action required or permitted by the DGCL to be taken at a stockholders’ meeting may be taken without a meeting or without prior notice.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ELEVENTH: Transfer Restrictions, Transfer Approval and Repurchase.

(1) Shares of Common Stock may not be transferred to any person or group unless each of the following conditions is satisfied: (a) neither the transferee nor any of its Affiliates (as defined in Section 1 of Article FOURTEENTH) or related parties is a Competitor (as defined in Section 2 of Article FOURTEENTH) of the Corporation and its subsidiaries in the Atlantic City market, (b) such transfer is to a person that is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended) pursuant to an exemption from the registration requirements of the federal or state securities laws (or in a transaction not covered by these laws), and (c) upon consummation of such transfer, the Common Stock would not be held by five hundred or more persons and would not otherwise require the Corporation to register the Common Stock pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless for purposes of this clause (c) the Common Stock is already then registered pursuant to the Exchange Act ((a), (b) and (c), collectively, the “Transfer Restrictions”).

(2) In order to transfer shares of Common Stock, the transferor will be required to certify to the Corporation that such transfer will not violate clauses (a) and (b) of the Transfer Restrictions set forth above (and, if requested, deliver an opinion of counsel as to such transfer’s compliance with the securities laws under clause (b) of the Transfer Restrictions, provided that no such opinion shall be required for transfers between or among affiliated funds), and the transfer agent will not recognize any transfer that is in violation of the Transfer Restrictions and any such attempted transfer will be null and void.

(3) The Transfer Restrictions will not apply to a transaction approved by the Board of Directors and which transaction is in compliance with the New Jersey Casino Control Act and the regulations promulgated thereunder.

(4) Pursuant to N.J.S.A. 5:12-82d(7) and (10) and N.J.S.A. 5:12-105f, the New Jersey Casino Control Commission (the “Casino Control Commission”) shall have the right of prior approval with regard to the transfer of shares of capital stock, securities and other interests of the Corporation other than a transfer prior to the granting of a license by the Casino Control Commission to the Corporation. To this end, at any time following the receipt of a license by the Corporation from the Casino Control Commission, pursuant to N.J.S.A. 5:12-105(a), the sale, assignment, transfer, pledge or other disposition of any share of capital stock, security or other interest of the Corporation shall be effective five business days after the Casino

Control Commission receives notice from the Corporation of such sale, assignment, transfer, pledge or other disposition, in the form required by regulation, unless within such five business day period, the commission disapproves of such sale, assignment, transfer, pledge or other disposition, in which case the transfer will be ineffective.

(5) In accordance with the above and with N.J.S.A. 5:12-82d(8) and (10), the Corporation reserves the absolute right to repurchase at the market price or the purchase price, whichever is lesser, any share of capital stock, security, or other interest in the Corporation in the event that the Casino Control Commission, after receiving a report and input from the New Jersey Division of Gaming Enforcement (the “Division”), disapproves of a transfer of said share of capital stock, security or other interest. The Corporation also reserves the absolute right to repurchase at the market price or the purchase price, whichever is lesser, any share of capital stock, security, or other interest in the Corporation held by an individual owner or holder found not qualified by the Casino Control Commission to hold said share of capital stock, security or other interest in the Corporation. Consistent with N.J.S.A. 5:12-105e, commencing on the date the Casino Control Commission serves notice upon the Corporation of a determination of disqualification, the individual or entity declared disqualified will no longer (a) receive any dividends or interest upon any share of capital stock, security, or other interest of the Corporation; (b) exercise directly or through any trustee or nominee, any right conferred by any share of capital stock, security, or other interest of the Corporation; or (c) receive any remuneration in any form from the Corporation for services rendered or otherwise.

TWELFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to adopt, amend, alter or repeal the Corporation’s By-Laws, subject to any required approvals by the Division, except to the extent the By-Laws or this Amended and Restated Certificate of Incorporation otherwise provide. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding Voting Shares.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s By-Laws or the DGCL, subject to any required approvals by the Division, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Paragraph (2)(b) of Article FOURTH, and Articles FIFTH, SIXTH, SEVENTH, NINTH, ELEVENTH and TWELFTH of this Amended and Restated Certificate of Incorporation or this Article THIRTEENTH.

FOURTEENTH: Certain Definitions.

(1) “Affiliate” means, with respect to a given person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person. For purposes of this definition, “control,” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or the power otherwise to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

(2) “Competitor” means a person or its Affiliate (other than a person that is a Competitor solely because it is an Affiliate of the Corporation or its subsidiary or solely because it owns an equity interest in the Corporation or its subsidiary) that owns or controls, directly or indirectly, any equity interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any equity interests in, or to operate, a casino or a convention, trade show or exhibition facility (provided, that the foregoing shall not cause a person that holds a passive investment constituting, directly or indirectly, less than 15% of the equity interests of any entity owning or operating such casino, convention, trade show or exhibition facility to be a Competitor).

(3) “person,” for the purposes of Article ELEVENTH and this Article FOURTEENTH, shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, joint stock company, estate, limited liability company, limited liability partnership, unincorporated organization or other legal entity or organization.

(4) “Management Stockholders” means Revel Group, LLC, a Delaware limited liability company, and its Affiliates.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 17 day of February, 2011.

REVEL AC, INC.

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: President and CEO